Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222812) pertaining to the 2018 Equity Incentive Plan of Colony NorthStar Credit Real Estate, Inc. of our report dated March 23, 2018, with respect to the consolidated balance sheet of Colony NorthStar Credit Real Estate, Inc. included in this Annual Report (Form 10-K) of Colony NorthStar Credit Real Estate, Inc. for the year ended December 31, 2017.

/s/ ERNST & YOUNG, LLP

Los Angeles, California

March 23, 2018